UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1 0, 2019 (December 10, 2019)

PGT Innovations, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37971	20-0634715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1070 Technology Drive, North Venice, FL	34275
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (941) 480-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	PGTI	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On December 10, 2019, PGT Innovations, Inc. (the “Company”) announced that it had entered into a Membership Interest Purchase Agreement dated as of December 10, 2019 (the “Purchase Agreement”) among the Company, NewSouth Window Solutions, LLC (“NewSouth”), NewSouth Window Solutions of Orlando, LLC (“NewSouth Orlando”), NSWS Holdings, Inc., NSWS Orlando Holdings, Inc., the current members of NewSouth (collectively, NewSouth, NewSouth Orlando, NSWS Holdings, Inc. and NSWS Orlando Holdings, Inc., the “Sellers”) and NSWS Rep, LLC, as representative of the Sellers (the “Seller Representative”). Under the Purchase Agreement, the Company will acquire from the Sellers all of the outstanding equity interests of NewSouth (together with its direct and indirect subsidiaries) and NewSouth Orlando for approximately $92 million in cash, subject to adjustment (the “Acquisition”). The Acquisition is currently expected to close in the first quarter of 2020.

The Company and the Sellers have each made customary representations, warranties and covenants in the Purchase Agreement. The parties have agreed to provide post-closing indemnification for certain losses arising from breaches of certain of the representations, warranties and covenants made in the Purchase Agreement, and for losses arising from certain other liabilities, subject to certain limitations. As contemplated by the Purchase Agreement, the Company has obtained representation and warranty insurance to provide coverage for certain breaches of representations and warranties of the Sellers contained in the Purchase Agreement, which will be subject to certain exclusions, deductibles and other terms and conditions set forth therein.

Consummation of the Acquisition is subject to certain customary conditions. The waiting period under the Hart Scott Rodino Act of 1976 (“HSR”) with respect to the Acquisition expired on December 2, 2019.

The Acquisition is not subject to a financing condition. To finance the Acquisition, the Company has secured a debt commitment letter from SunTrust Robinson Humphrey, Inc. (“STRH”) and Truist Bank (the successor to SunTrust Bank) (“Truist Bank”) for $100 million. The obligation of STRH and Truist Bank to provide this debt financing is subject to customary conditions. The Company may also undertake other financing arrangements or use cash on hand to fund a portion of the Acquisition price.

The Purchase Agreement may be terminated by either the Company or the Sellers under certain circumstances, including (i) by written consent of the Company and the Seller Representative, (ii) if the Acquisition is not consummated by April 3, 2020 and (iii) upon the breach of certain representations, warranties or covenants, subject to certain rights to cure such breach.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On December 10, 2019, the Company published a press release regarding the Acquisition. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1

Membership Interest Purchase Agreement, dated as of December 10, 2019, among the Company, NewSouth Window Solutions, LLC, NewSouth Window Solutions of Orlando, LLC, NSWS Holdings, Inc., NSWS Orlando Holdings, Inc., the current members of NewSouth Window Solutions, LLC and NSWS Rep, LLC, as Seller Representative*

99.1	Press release of PGT Innovations, Inc., dated December 10, 2019

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain exhibits and schedules have been omitted, and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits or schedules upon request. Portions of this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K because they (i) are not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally to the Commission an unredacted copy of this exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGT INNOVATIONS, INC.

By:	/s/ Sherri Baker
Name:	Sherri Baker
Title:	Senior Vice President and Chief Financial Officer

Dated: December 10, 2019